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                                                        Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-30745 of Comcast Cable Communications, Inc. on Form S-4 of our report dated April 24, 1997 (except for Note 5, as to which the date is May 1, 1997) relating to the consolidated financial statements of Comcast Cable Communications, Inc., and of our report dated February 28, 1997 (except for Note 6, as to which the date is May 1, 1997) relating to the consolidated financial statements of Comcast SCH Holdings, Inc., appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the consolidated financial statements of Comcast Cable Communications, Inc. referred to in our aforementioned report also included the financial statement schedules of Comcast Cable Communications, Inc. listed in Item 21(b). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

September 19, 1997